Exhibit 3.1

EXECUTION VERSION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LEXINGTONPARK PARENT CORP.

LexingtonPark Parent Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The name of the corporation is LexingtonPark Parent Corp.  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 1, 2009.

2.             This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of LexingtonPark Parent Corp. in accordance with the applicable provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware.  As of the date hereof, the corporation has not received payment for any of its stock.

3.             The text of the Certificate of Incorporation of LexingtonPark Parent Corp. is hereby restated and further amended to read in its entirety as follows:

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ARTICLE I

The name of the corporation is LexingtonPark Parent Corp. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the county of New Castle.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now in effect or hereafter amended (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 510,000,000 shares, which shall consist of: (i) 250,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); (ii) 250,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common

Stock” and, together with the Class A Common Stock, the “Common Stock”); and (iii) 10,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Preferred Stock”).  Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote solely of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares thereof.  Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it.  The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The Common Stock shall have the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as hereinafter set forth in this Article IV.

1.             Dividends.  Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, and the terms set forth in this Amended and Restated Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.  All dividends or any other distributions will be paid pro rata on all shares of Common Stock.  Except as expressly provided in this Amended and Restated Certificate of Incorporation or as provided under applicable law, the Class B Common Stock shall be identical to the Class A Common Stock.

2.             Liquidation Rights.  Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

3.             Class A Common Stock Voting Rights.  Except as required by law, each holder of Class A Common Stock shall be entitled, with respect to each share of Class A Common Stock held by such holder on the applicable record date, to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, including, without limitation, in connection with the election of directors to the Board of Directors (it being understood that in respect of the election of directors, no stockholder shall be entitled to cumulate votes on behalf of any candidate), whether voting separately as a class or otherwise.  Notwithstanding the foregoing, and except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

4.             Class B Common Stock Voting Rights.  The Class B Common Stock shall not be entitled to vote except as otherwise provided by law; provided that without the consent of holders of a majority of the Class B Common Stock, the Corporation will not effect any amendment, alteration or repeal of any provision of this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws that would alter or change the voting powers, preferences or special rights of the holders of Class B Common Stock so as to affect them adversely.  Except as otherwise provided by law, shares of Class B Common Stock will not be counted as shares held by any stockholder for purposes of determining whether any vote or consent required has been approved or given by the requisite percentage of shares.

5.             Conversion of Class A Common Stock.

(a)           Each share of Class A Common Stock shall be convertible at the option of the holder thereof into one (1) share of Class B Common Stock (the “Class A Conversion Ratio”).  In order to convert shares of Class A Common Stock into shares of Class B Common Stock the holder thereof shall provide (i) written notice of such election to the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), stating that such holder elects to convert all or any number of the shares, and (ii) (if so required by the Corporation or the transfer agent) instruments of transfer, in form satisfactory to the corporation and to the transfer agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor, if applicable.  Such notice shall state the number of shares to be so converted and such holder’s name or the names of the nominees in which such holder wishes the shares of Class B Common Stock to be issued.  The date of receipt of such notice by the transfer agent or the Corporation shall be the conversion date (the “Optional Class A Conversion Date”).  The Corporation shall, within three (3) business days after the Optional Class A Conversion Date, issue the number of shares of Class B Common Stock to which such holder shall be entitled.

(b)           When any shares of Class A Common Stock are acquired by the Corporation, including, without limitation, upon conversion into Class B Common Stock, such shares shall resume the status of authorized and unissued shares of Class A Common Stock.

(c)           The Class A Conversion Ratio shall be adjusted proportionally to reflect any stock split, stock dividend, merger, reorganization, recapitalization or other change in the Class A Common Stock or the Class B Common Stock.

(d)           The Corporation shall at all times when the Class A Common Stock shall be outstanding, reserve and keep available, for issuance upon the conversion of the Class A Common Stock, a number of shares of Class B Common Stock necessary to permit the conversion of the Class A Common Stock into Class B Common Stock.

6.             Conversion of Class B Common Stock.

(a)           Each share of Class B Common Stock shall be convertible at the option of the holder thereof into one (1) share of Class A Common Stock (the “Class B Conversion Ratio”).  In order to convert shares of Class B Common Stock into shares of Class A Common Stock the holder thereof shall provide (i) written notice of such election to the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), stating that such holder elects to convert all or any number of the shares, and (ii) (if so required by the Corporation or the transfer agent) instruments of transfer, in form satisfactory to the corporation and to the transfer agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor, if applicable.  The date of receipt of such notice by the transfer agent or the Corporation shall be the conversion date (the “Optional Class B Conversion Date”).  The Corporation shall, within two business days after the Optional Class B Conversion Date, issue the number of shares of Class A Common Stock to which such holder shall be entitled.

(b)           When any shares of Class B Common Stock are acquired by the Corporation, including, without limitation, upon conversion into Class A Common Stock, such shares shall resume the status of authorized and unissued shares of Class B Common Stock.

(c)           The Class B Conversion Ratio shall be adjusted proportionally to reflect any stock split, stock dividend, merger, reorganization, recapitalization or other change in the Class A Common Stock or the Class B Common Stock.

(d)           The Corporation shall at all times when the Class B Common Stock shall be outstanding, reserve and keep available, for issuance upon the conversion of the Class B Common Stocks, a number of shares of Class A Common Stock necessary to permit the conversion of the Class B Common Stock into Class A Common Stock.

7.             Action Without Meeting.  No action shall be taken by the stockholders except at an annual or special meeting of stockholders, and no action shall be taken by the stockholders by written consent or by electronic transmission.

ARTICLE V

1.             Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-laws of the Corporation.  The directors shall be elected by the stockholders at each annual meeting for a one-year term.  Each director shall hold office for a one-year term and until such director’s successor shall have been duly elected and qualified, subject to prior death, retirement, resignation or removal.  Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders.

2.             Removal of Directors.  A director may be removed from office only by the affirmative vote of the stockholders of the Corporation holding at least a majority of the outstanding stock of the Corporation entitled to vote in an election of directors to the Board of Directors at meetings of stockholders at which directors are elected or a special meeting of the stockholders.

3.             Elections of Directors.  Elections of directors need not be by written ballot.

4.             Special Meetings of the Stockholders.  Special meetings of the stockholders for any purpose may be called, and business to be considered at any such meeting may be proposed, at any time exclusively by the Board of Directors, by the Chairman of the Board of Directors or by the Chief Executive Officer.  Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors.  At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding voting stock of the Corporation stockholders of the Corporation or by a majority of the entire Board of Directors.

ARTICLE VII

1.             The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

2.             The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

3.             Expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII.

4.             The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation, any statute or any vote of stockholders or disinterested directors or otherwise.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under this Article VII and applicable law, including the DGCL.

5.             Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article VII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

6.             The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.             No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(a)           for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b)           for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)           under Section 174 of the DGCL; or

(d)           for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VIII

The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and, subject to the terms of this Amended and Restated Certificate of Incorporation, all rights and powers conferred herein on stockholders, directors, officers and other persons, if any, are subject to this reserved power.

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IN WITNESS WHEREOF, LexingtonPark Parent Corp. has caused this Amended and Restated Certificate of Incorporation to be duly executed by each of its President and Vice President this 3rd day of June 2009.

LEXINGTONPARK PARENT CORP.

By:	/s/ Jeffrey M. Solomon
Name:	Jeffrey M. Solomon
Title:	President

By:	/s/ Christopher A. White
Name:	Christopher A. White
Title:	Vice President